ISCO International Announces Quarter Update

ELK GROVE VILLAGE, IL -- 09/08/2006 -- ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, provided an update on its fiscal third quarter.

"We entered the third quarter with a healthy $1.8 million backlog, and have received more than $3 million in new orders thus far during the third quarter," said John Thode, President and Chief Executive Officer of ISCO. "We look to continue our trajectory and exceed expectations with a strong third quarter.

"This is what we have been talking about for the past year -- growing the existing business while investing in significant growth initiatives. We are seeing the first of those initiatives now in the marketplace with our digital ANF platform (dANF), and recently funded development activities for a fully digital product that we expect to greatly expand our addressable market. Based on feedback thus far, we believe the marketplace has both the need and interest for this type of solution," said Thode.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K and in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on August 14, 2006. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

CONTACT:
Mr. Frank Cesario
1-847-391-9492
iscoir@iscointl.com